EXHIBIT 99.1

 NTPK RESULTS – QUARTER ENDED SEPTEMBER 30, 2010

FINANCIAL HIGHLIGHTS

•	Revenues increased by 4% over the corresponding period of 2009
•	Gross profit increased to 68% of revenues in the quarter ended September 30, 2010 compared to 62% in the corresponding period
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Company posted net income of Rs. 195 million for the quarter ended September 30, 2010 in comparison of Rs. 199 million in corresponding period of 2009.   The Company attributes this slight decline in net income is due to both the write-off of a receivable of which the Company is pursuing through legal action and a donation to Pakistani flood relief.

NetSol PK posted revenues of Rs. 366.2 million which represents an increase of 4% as compared to Rs. 351.7 million reported in the corresponding quarter last year. Gross profit in the quarter under review increased to Rs. 250.6 million as compared to Rs. 218.6 million reported in the corresponding period. During the current quarter ended September 30, 2010, the company posted net income of Rs. 195 million compared to Rs. 199 million in the year ago period. Diluted earnings per share remained at Rs. 2.62 compared to Rs. 2.67 reported in the corresponding period last year.